Exhibit 24

POWER OF ATTORNEY

I appoint Tracy J.O. Kofski, Trevor V. Gunderson, Christopher A. Rauschl and Benjamin A. Backberg together and separately, to be my attorneys in fact. This means they may, in my place:

•	sign Securities and Exchange Commission Forms 3, 4 and 5, and all amendments to these forms, reporting transactions in General Mills' securities;
•	file these forms and amendments with the SEC;
•	perform the acts that need to be done concerning these filings; and
•	name others to take their place.

I am responsible for everything my attorneys in fact do when acting lawfully within the scope of this Power of Attorney.

The attorneys in fact, in acting at my request, are not assuming any of my responsiblities to comply with Section 16 of the Securities Exchange Act of 1934. General Mills is not assuming my Section 16 responsiblities either.

This Power of Attorney remains in effect until:

•	I am no longer required to file Forms 3, 4 and 5 for General Mills' securities; or
•	I revoke it, in writing, and deliver the revocation to my attorneys in fact.

I hereby revoke all previous Power of Attorneys that have been granted me in connection with my reporting obligations under Section 16 of the Securities Exchange Act of 1934 with respect to my holdings of and transactions in securities issued by General Mills.

/s/ Jonathon J. Nudi
Jonathon J. Nudi

Dated:	September 13, 2016